Exhibit 99.1

Contacts:
Carol DeGuzman	Carolyn Wang
Senior Director, Investor Relations	Media
650-246-6898	WeissComm Partners
investors@anesiva.com	415-946-1065
cbwang@wcpglobal.com

ANESIVA ANNOUNCES SECOND QUARTER 2008 FINANCIAL

RESULTS AND UPDATE

SOUTH SAN FRANCISCO, CA, August 7, 2008—Anesiva, Inc. (Nasdaq: ANSV) today reported financial results and accomplishments for the second quarter and six months ended June 30, 2008.

“The 2008 second quarter marked a significant advance for Anesiva as we introduced Zingo™ in the U.S. pediatric hospital market,” said Michael L. Kranda, president and chief executive officer. “In addition, I’m pleased to report that our Phase 3 trials of Adlea™ for the management of acute pain following total knee replacement surgeries and bunionectomy surgeries are nearing full patient enrollment. As a result, we anticipate releasing top-line data from both trials in the fourth quarter of this year.”

“While we continue to make progress in our current commercial and clinical initiatives, I am conducting a full strategic review of the company’s programs, timelines and resource allocations,” Mr. Kranda said. “Based on the results of this evaluation, in early September I intend to present a comprehensive forward-looking plan for Anesiva’s growth as a company focused on the late-stage development and commercialization of novel products that address unmet needs in the treatment of pain.” Mr. Kranda was appointed Anesiva’s president, chief executive officer and member of the board of directors in June 2008.

Second Quarter 2008 Financial Results

Total operating expenses in the second quarter of 2008 were $22.1 million, including $1.6 million in non-cash stock-based compensation, compared to total operating expenses of $14.7 million, including $2.4 million in non-cash stock-based compensation, in the second quarter of 2007. For the six months ended June 30, 2008, total operating expenses were $43.9 million compared to $27.4 million for the six months ended June 30, 2007, and include $3.2 million and $4.5 million in non-cash stock-based compensation in the 2008 and 2007 periods, respectively.

Operating expenses during the quarter primarily related to the continued development and commercial preparations to launch, Zingo, a fast-acting, needle-free, local anesthetic, for the pediatric indication. Additional operating expenses related to the ongoing development of Adlea, which is being evaluated in Phase 3 trials for the treatment of acute pain following total knee replacement surgeries and bunionectomy surgeries.

For the second quarter of 2008, the net loss was $21.9 million, or $0.54 per share. In the second quarter of 2007, the net loss was $13.8 million, or $0.51 per share. The net loss for the six months ended June 30, 2008 was $43.4 million, or $1.08 per share, and for the six months ended June 30, 2007, the net loss was $25.5 million or $0.93 per share.

As of June 30, 2008, cash, cash equivalents and investments were $48.7 million compared to $90.8 million at December 31, 2007. The company believes it has sufficient resources to fund anticipated expenses for the remainder of 2008 and into 2009.

Commercial and Product Development Updates:

Zingo

•

Following the Zingo U.S. commercial launch in late June, Anesiva began supplying hospitals in its target pediatric market. The early phase of the Zingo launch is focused on supporting initial product experiences and formulary review and acceptance processes in these institutions.

Commenting on the initial Zingo launch, Nancy E. Donahue, senior vice president, sales and marketing, said, “While it is too early to provide meaningful sales metrics as we are just six weeks into the launch, initial qualitative feedback from healthcare providers who have used Zingo suggests that they are very pleased with its performance and ease of use. We continue to conduct training sessions for selected healthcare providers to advocate for better venous access pain management for their pediatric patients, to grow membership in RNVoice, and to experience increased visits to www.manageivpain.com.”

•

The FDA accepted Anesiva’s electronic sNDA filing to expand the Zingo label indication to include adults. Under the Prescription Drug User Fee Act (PDUFA), the agency is expected to make a decision regarding approval by January 2009.

•	The journal Pediatrics published full results of one of the two pivotal Phase 3 pediatric trials of Zingo.

•

Anesiva signed an exclusive Zingo licensing and distribution agreement with Green Vision Company for territories in the Middle East, and expanded the territories covered under the license and distribution agreement with Sigma Tau SpA to include most of Europe.

Adlea

•

During the second quarter, Phase 3 enrollment began in a trial of Adlea for the management of acute pain following total knee replacement surgery. This multicenter, double-blind, placebo-controlled study will evaluate the efficacy and safety of a single dose of Adlea or placebo administered prior to closure of the surgical wound. Total planned enrollment is 214 patients. Enrollment continued in a 300 patient Phase 3 trial of Adlea in patients undergoing bunionectomy surgery.

•

Anesiva initiated a Phase 2 trial with Adlea for the management of acute pain following arthroscopic shoulder surgery. Total planned enrollment in this multicenter, double-blind, dose-escalation, placebo-controlled trial is 74 patients.

•	Several Adlea posters will be presented at the upcoming World Congress on Pain, a major international meeting to be held August 17-22, 2008. Studies to be presented will include:

•

A Phase 2, 185-patient randomized, placebo-controlled, dose-escalation study in bunionectomy surgeries, which demonstrated statistically significant reductions in average and worst pain scores in the 1 mg Adlea dose group compared to placebo. In addition, patients in the 1 mg Adlea group had a statistically significantly longer median time to first use of an opioid or another acute pain treatment compared to placebo. This Phase 2 trial is the basis for the ongoing Phase 3 Adlea trial in bunionectomy surgeries, which compares the same 1 mg Adlea dose to placebo control; the primary endpoint in both trials is reduction in pain up to 32 hours post-surgery for Adlea versus placebo.

•

An exploratory clinical study in painful osteoarthritis of the knee in which Adlea was generally well-tolerated, particularly when stepwise dosing was used to reduce pain on injection in this non-surgical setting. The study also generated longer-term data suggesting reduced pain scores compared to baseline for up to the eight week study endpoint.

•

An independent presentation on long-term follow up from a study in herniotomy surgeries which showed that, two years post-surgery, Adlea treatment did not differ from placebo with regard to long-term effects on sensory function in the surgical area.

•

Preclinical studies suggesting that a single, clinically relevant dose of Adlea does not have observable adverse effects on wound and bone healing. A separate preclinical study demonstrated that a single dose of Adlea caused a prolonged decrease in specific neuronal markers and the TRPV1 receptor, suggestive of desensitization of the nerve fibers, which gradually reversed several weeks following treatment.

Additional Development

•

Anesiva out-licensed worldwide rights to its NF-kappa B Decoy program to Transcription Factor Therapeutics, Inc. Anesiva will receive an upfront licensing fee, and will be entitled to receive milestone payments totaling up to $114 million if two products are commercialized. NF-kappa B is a protein implicated in autoimmune and inflammatory disease processes, therapeutic areas outside Anesiva’s current focus on pain management.

About Anesiva and its Diverse Pipeline of Pain Products

Anesiva, Inc. is a late-stage biopharmaceutical company that seeks to be the leader in the development and commercialization of novel pharmaceutical products for pain management. The company’s first commercial product, Zingo™, is available in the U.S. for the reduction of pain associated with peripheral venous access procedures in children ages three to 18. For full Zingo prescribing information and other information, visit www.zingo.com. An sNDA is under review at FDA to expand the Zingo label indication to include adults.

The next product in Anesiva’s pipeline, Adlea™, is currently being evaluated in Phase 3 clinical trials for the management of acute pain following orthopedic surgeries. Adlea has been shown to reduce pain after only a single administration for up to weeks to months in multiple settings based on the results of several mid-stage clinical trials for site-specific, acute and chronic, moderate-to-severe pain.

Anesiva is based in South San Francisco, CA. For more information about Anesiva’s leadership in the development of products for pain management, and an overview of the clinical challenges being addressed by its product candidates, go to www.anesiva.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: whether Zingo gains FDA approval in the adult indication, the degree to which Zingo gains market acceptance, and whether the Adlea clinical trials will be successful. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva’s annual report on Form 10-K for the year ended December 31, 2007, and its most recent filing on Form 10-Q.

Anesiva, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Contract revenues	$302	$—	$303	$—
Operating expenses:
Manufacturing start-up costs	1,125	—	1,125	—
Research and development	13,063	8,412	26,447	15,374
Sales, general and administrative	7,914	6,246	16,371	12,000

Total operating expenses	22,102	14,658	43,943	27,374

Loss from operations	(21,800)	(14,658)	(43,640)	(27,374)
Interest expense and other income	(111)	820	137	1,858

Loss before minority interest	(21,911)	(13,838)	(43,503)	(25,516)
Minority interest in loss of variable interest entity	52	—	61	—

Net loss	$(21,859)	$(13,838)	$(43,442)	$(25,516)

Basic and diluted net loss per common share	$(0.54)	$(0.51)	$(1.08)	$(0.93)

Weighted average shares used to compute basic and diluted net loss per common share	40,328	27,376	40,299	27,353

Anesiva, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)	(Note)
Assets
Cash and cash equivalents	$48,667	$90,840
Other current assets	4,082	2,225

Total current assets	52,749	93,065
Property and equipment, net	17,733	15,276
Other assets, non-current	1,466	1,395

Total assets	$71,948	$109,736

Liabilities and stockholders’ equity
Current liabilities	$15,117	$12,175
Long term obligations	7,882	9,047
Minority interest	485	—
Total stockholders’ equity	48,464	88,514

Total liabilities and stockholders’ equity	$71,948	$109,736

(Note): Derived from audited financial statements at that date.